Exhibit 99.1

VENUS CONCEPT LTD. MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of Venus Concept Ltd.’s (Venus Concept) financial condition and results of operations for the years ended December 31, 2018 and 2017 should be read together with the consolidated financial statements of Venus Concept and the related notes, included in the Current Report on Form 8-K/A filed by Venus Concept Inc. with the Securities and Exchange Commission (SEC) on December 3, 2019. This discussion of Venus Concept’s financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Venus Concept’s operations, development efforts and business environment. All forward-looking statements are based on information available to Venus Concept as of the date hereof, and Venus Concept assumes no obligation to update any such forward-looking statement.

Overview

Venus Concept is an innovative global medical technology company that develops, commercializes, and delivers minimally invasive and non-invasive medical aesthetic technologies and related practice enhancement services. To address the financial barriers faced by physicians and aesthetic service providers globally, Venus Concept focuses its product sale strategy on a subscription-based business model in North America and in Venus Concept’s well established direct global markets. Venus Concept has received FDA clearance for the combined use of multipolar RF and PEMF for non-invasive treatment of facial rhytides (wrinkles) in Fitzpatrick skin types I (ivory)-IV (light brown), and temporary reduction in the appearance of cellulite, among others. Venus Concept also received FDA clearance for the use of its diode laser system for non-invasive fat reduction (lipolysis) in the abdomen and flanks for certain body types. In certain jurisdictions outside of the United States, Venus Concept’s products have received marketing authorizations for indications such as temporary increase of skin tightening, cellulite reduction and uses for certain soft tissue injuries, among others, and for vaginal treatment in the Israeli market. Venus Concept’s proprietary multipolar RF and PEMF technologies, also referred to as Venus Concept’s (MP)2 technology, synergistically deliver consistent, homogenous treatments in a minimally invasive process. Venus Concept also uses in its systems IPL for treatment of benign pigmented epidermal and cutaneous lesions, lasers for hair removal and fractional ablative RF modality for skin resurfacing. Venus Concept designs and sells a full-suite of medical aesthetic products and markets its current products primarily to physicians interested in providing minimally invasive and non-invasive aesthetic procedures, and to aesthetic medical spas. Through its NeoGraft division, Venus Concept offers an automated hair restoration system that facilitates the harvesting of follicles during an FUE process, improving the accuracy and speed over commonly used manual extraction instruments. Venus Concept’s NeoGraft systems are sold primarily to plastic surgeons and dermatologists, and in the United States, Venus Concept offers these doctors the services of a group of independently contracted technicians, who Venus Concept markets as “NeoGrafters”. These technicians are certified to assist the physician during a NeoGraft hair restoration procedure.

Venus Concept has had recurring net operating losses and negative cash flows from operations. As of December 31, 2018 and 2017, Venus Concept had an accumulated deficit of $35.1 million and $20.1 million, respectively. Venus Concept expects to continue to incur significant expenses and increasing operating losses for the foreseeable future in connection with its ongoing activities. As of December 31, 2018 and 2017, Venus Concept had cash and cash equivalents of $6.8 million and $20.2 million, respectively. In order to continue its operations, Venus Concept must achieve profitable operations and/or obtain additional equity investment or debt financing. Management plans to fund its operations and capital expenditures through the private placement of equity securities and through accessing Venus Concept’s existing credit facilities. Until Venus Concept generates revenue at a level to support its cost structure, Venus Concept expects to continue to incur substantial operating losses and net cash outflows.

Products and Services

Venus Concept derives revenue from the sale of products and services. Product revenue includes revenue from the following:

•	the sale of systems, which includes the main console and is inclusive of control software and applicators (referred to as system revenue);

•	marketing supplies and kits;

•	consumables and disposables;

•	replacement applicators/handpieces; and

•	Venus Concept skincare and hair products.

Service revenue includes revenue derived from Venus Concept’s NeoGrafter technician services, practice enhancement services, Venus Concept’s 2two5 internal advertising agency, and Venus Concept’s extended warranty service contracts provided to Venus Concept’s existing customer base.

Systems are sold through Venus Concept’s subscription model, or through traditional sales contracts directly and through distributors.

Venus Concept’s subscription model includes an up-front fee and a monthly payment schedule, typically over a period of 36 months, with approximately 40% of total contract payments collected in the first year. To ensure that each monthly product payment is made on time and that the customer’s system is serviced in accordance with the terms of the warranty, every product purchased under a subscription agreement requires a monthly activation code, which Venus Concept provides to the customer upon receipt of the monthly payment. These recurring monthly payments provide Venus Concept’s customers with enhanced financial transparency and predictability. If economic circumstances are appropriate, Venus Concept provides customers in good standing with the opportunity to “upgrade” to new agreements for the newest available or alternative Venus Concept technology throughout the subscription period. This structure can provide greater flexibility than traditional equipment leases secured through finance companies. Through Venus Concept’s practice enhancement services, Venus Concept works closely with its customers and physicians to provide business recommendations that improve the quality of service outcomes, build patient traffic and improve financial returns for the customer’s business.

Venus Concept has developed and commercialized nine technology platforms, including the NeoGraft platform. Venus Concept’s medical aesthetic technology platforms have received regulatory clearance for indications such as treatment of facial wrinkles in certain skin types, temporary reduction of appearance of cellulite and relief of minor muscle aches and pains, as well as other indications, that are cleared for marketing in overseas markets but not in the United States, including treatment of certain soft tissue injuries, temporary increase of skin tightening, temporary body contouring, and vaginal treatments in the Israeli market only. In 2018 Venus Concept purchased the NeoGraft business to penetrate the hair restoration market.

In the United States, Venus Concept has obtained 510(k) clearance from FDA for Venus Concept’s Venus Freeze and Venus Freeze Plus, Venus Viva, Venus Legacy, Venus Versa, Venus Velocity, Venus Heal and Venus Bliss systems. The Venus Glow and NeoGraft systems are listed as class I devices under FDA classification system. Outside the United States, Venus Concept markets its technologies in over 60 countries across Europe, Asia-Pacific and Latin America. Because each country has its own regulatory scheme and approval process, not every device is authorized for the same indications in each market in which a particular system is marketed.

Venus Concept generates recurring monthly revenue under its subscription model and traditional system sales. Venus Concept commenced its subscription model in North America in 2011 and, for the years ended December 31, 2018 and 2017, approximately 75% and 77%, respectively, of system revenues were derived from its subscription model. Venus Concept operates directly in 29 international markets through its 24 direct offices, including wholly-owned subsidiaries in the United States, Canada, United Kingdom, Japan, South Korea, Mexico, Argentina, Colombia, Spain, France, Germany, Israel and Australia, and majority-owned subsidiaries in China, Hong Kong, Singapore, Indonesia, Vietnam, India, Italy, Bulgaria, Russia, Kazakhstan and South Africa.

Venus Concept’s revenues increased from $89.1 million in 2017 to $102.6 million in 2018. Venus Concept had a net (loss) income attributable to Venus Concept of ($15.0 million) and $5.7 million in the years ended December 31, 2018 and 2017, respectively. Venus Concept had Adjusted EBITDA of $9.8 million and $14.3 million in 2018 and 2017, respectively.

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as net loss income before foreign exchange loss, financial expenses, income tax expense, depreciation and amortization, stock-based compensation and non-recurring items for a given period. Adjusted EBITDA is not a measure of Venus Concept’s financial performance under U.S. GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Accordingly, you should consider Adjusted EBITDA along with other financial performance measures, including net income, and Venus Concept’s financial results presented in accordance with U.S. GAAP. Other companies, including companies in Venus Concept’s industry, may calculate Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure. Venus Concept understands that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Venus Concept’s results as reported under U.S. GAAP. Some of these limitations are: Adjusted EBITDA does not reflect Venus Concept’s cash expenditures or future requirements for capital expenditures or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, Venus Concept’s working capital needs; and although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Venus Concept believes that Adjusted EBITDA is a useful measure for analyzing the performance of Venus Concept’s core business because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than the U.S. dollar, tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), stock-based compensation expense (because it is a non-cash expense) and non-recurring items as explained below.

The following reconciliation of net (loss) income to Adjusted EBITDA for the periods presented:

Venus Concept Ltd.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

	2018	2017
Net (loss) income	$(14,209)	$7,404
Add back:
Foreign exchange loss (income)	3,266	(686)
Finance expenses	5,361	5,503
Income tax expense	2,215	479
Depreciation and amortization	1,340	668
Stock-based compensation expense	1,257	942
Customer bankruptcy recorded in provision for bad debts	8,256	—
Other adjustments (1)	2,283	—

Adjusted EBITDA	$9,769	$14,310

(1)	For the year ended December 31, 2018, the other adjustments are mainly represented by professional fees incurred in 2018 related to combination transaction that was not completed.

Key Factors Impacting Venus Concept’s Results of Operations

Venus Concept’s results of operations are impacted by several factors, but it considers the following to be particularly significant to its business:

•	Number of systems delivered. The majority of Venus Concept’s revenue is generated from the delivery of systems, both under traditional sale contracts and under subscription agreements. The following table sets forth the number of systems Venus Concept has delivered in the geographic segments indicated:

	Year Ended December 31,
	2018	2017
United States	538	500
Israel	164	322
International	1,378	1,051

Total	2,080	1,873

•

Mix between traditional sales, subscription model sales and distributor sales. Venus Concept delivers units through (1) traditional direct system sales contracts to customers, (2) Venus Concept’s subscription model, and (3) system sales through distributor agreements. Unit deliveries under direct system sales contracts and subscription agreements have the higher per unit revenues and gross margins, while revenues and gross margins on systems sold through distributors are lower. However, distributor sales do not require significant sales and marketing support as these expenses are borne by the distributors. In addition, while traditional system sales contracts and subscription contracts have similar gross margins, cash collections on subscription contracts generally occur over a three-year period, with approximately 40% collected in the first year and the balance collected evenly over the remaining two years of the subscription agreement.

•

Significant Investment in Sales, Marketing and Operations. Venus Concept has made a strategic decision to continue to penetrate the global market by investing in sales and marketing expenses across all geographic segments. This includes reducing Venus Concept’s reliance on distributor arrangements, opening more direct offices and hiring experienced sales, marketing and operational staff. While Venus Concept will generate incremental product sales in these new markets, these revenues and the related margins may not fully offset the startup investments in the initial years. In 2018, Venus Concept opened direct sales offices in Argentina and South Korea and relaunched its direct operations in Germany. In 2017, Venus Concept opened a direct sales office in Vietnam.

•

Bad Debt Expense. Venus Concept maintains an allowance for doubtful accounts for estimated losses that may primarily arise from subscription customers that are unable to make the remaining required payments under the subscription contracts. Venus Concept’s bad debt expense as a percentage of sales has generally been consistent year-over-year and quarter-over-quarter, however, bad debt expense in 2018 increased substantially as in the fourth quarter of 2018 Venus Concept recorded an $8.3 million provision against the receivable of a large U.S. national account customer that filed for Chapter 11 bankruptcy in February 2019. To the extent that Venus Concept conducts a significant amount of business with one customer or distributor, the potential impact on the business, both positive and negative, can significantly impact Venus Concept’s results.

Basis of Presentation

Revenues

Venus Concept generates revenue from (1) sales of systems through Venus Concept’s subscription model, traditional system sales to customers and distributors, (2) other product revenues from the sale of marketing supplies and kits, consumables and Venus skincare and hair products and (3) service revenue from the sale of Venus Concept’s NeoGrafter technician services, Venus Concept’s 2two5 internal advertising agency and Venus Concept’s extended warranty service contracts provided to existing customers.

System Revenue

For the years ended December 31, 2018 and 2017, approximately 75% and 77%, respectively, of Venus Concept’s system revenues were derived from subscription contracts. Venus Concept’s subscription model is designed to provide a low barrier to ownership of Venus Concept’s systems and includes an up-front fee followed by monthly payments, typically over a 36-month period. The up-front fee serves as a deposit. The significantly reduced up-front financial commitment, coupled with less onerous credit and disclosure requirements, is intended to make the sales program more appealing and affordable to physicians, including larger non-traditional providers of aesthetic services such as family practice, general practice, and medical spas. For accounting purposes, these arrangements are considered to be sales-type finance equipment leases, where the present value of all cash flows to be received under the subscription agreement is recognized as revenue upon shipment to the customer and achievement of the required revenue recognition criteria.

For the years ended December 31, 2018 and 2017, approximately 20% and 17%, respectively, of Venus Concept’s system revenues were derived from traditional sales. Customers generally demand higher discounts in connection with these types of sales. Venus Concept recognizes revenues from products sold to end customers when title and risk of ownership have been transferred which usually occurs upon shipment to the end customer. Venus Concept does not generally grant rights of return or early termination rights to its end customers. These traditional sales are generally made through Venus Concept’s sales team in the countries in which the team operates.

For the years ended December 31, 2018 and 2017, approximately 5% and 6%, respectively, of Venus Concept’s system revenues were derived from distributor sales. Under the traditional distributor relationship, Venus Concept does not sell directly to the end customer and, accordingly, achieves a lower overall margin on each system sold compared to Venus Concept’s direct sales. These sales are non-refundable, non-returnable and without any rights of price protection or stock rotation. Accordingly, Venus Concept considers distributors as end customers, or the sell-in method.

For those cases in which revenue recognition criteria for distributor sales were not satisfied at the time of shipment, generally because collectability had not been established, revenues are recognized once the product is delivered to the end customer, or the sell-through method. Because Venus Concept does not have reliable information regarding the distributors, sale of its products through to end customers, Venus Concept uses cash collection from distributors as a basis for revenue recognition under the sell-through method.

Other Product Revenue

Venus Concept also generates revenue from its customer base by selling Glide (a cooling/conductive gel which is required for use with many of Venus Concept’s systems), marketing supplies and kits, consumables and disposables, replacement applicators and handpieces, Venus Concept skincare products (Venus Skin) and hair products.

Service Revenue

Venus Concept generates ancillary revenue from its existing customers by selling additional services including Venus Concept’s NeoGrafter technician services for hair restoration, extended warranty service contracts, and services provided by Venus Concept’s 2two5 internal advertising agency.

Cost of Goods Sold and Gross Profit

Cost of goods sold consists primarily of costs associated with manufacturing Venus Concept’s different systems, including direct product costs from third-party manufacturers, warehousing and storage costs and fulfillment and supply chain costs inclusive of personnel-related costs (primarily salaries, benefits, incentive compensation and stock-based compensation). Cost of goods sold also includes the cost of upgrades, technology amortization, royalty fees, parts, supplies, and cost of product warranties.

Operating Expenses

Selling and Marketing. Venus Concept currently sells its products and services using direct sales representatives in North America and in select international markets. Venus Concept’s sales costs primarily consist of salaries, commissions, benefits, incentive compensation and stock-based compensation. Costs also include expenses for travel and other promotional and sales-related activities. Venus Concept continues to invest in new sales and marketing programs, and it expects that selling costs will continue to increase as Venus Concept expands its direct operations across all geographic segments. However, Venus Concept expects that selling expenses as a percentage of revenue will decline over time.

Venus Concept’s marketing costs primarily consist of salaries, benefits, incentive compensation and stock-based compensation. They also include expenses for travel, trade shows, and other promotional and marketing activities, including direct and online marketing. Venus Concept’s marketing expenses have increased as it continues to scale up its direct operations across all geographic segments. However, given the fixed cost nature of many of these expenses, Venus Concept expects that marketing expenses as a percentage of revenue will decline over time.

General and Administrative. Venus Concept’s general and administrative costs primarily consist of expenses associated with Venus Concept’s executive, accounting and finance, legal, intellectual property and human resource departments. These expenses consist of personnel-related expenses (primarily salaries, benefits, incentive compensation and stock-based compensation) and allocated facilities costs, audit fees, legal fees, consultants, travel, insurance and bad debt expense. During the normal course of operations, Venus Concept may incur bad debt expense on accounts receivable balances that are deemed to be uncollectible. Venus Concept expects its general and administrative expenses to increase due to the anticipated growth of Venus Concept’s business and infrastructure.

Research and Development. Venus Concept’s research and development costs primarily consist of personnel-related costs (primarily salaries, benefits, incentive compensation, and stock-based compensation), material costs, and facilities costs in Venus Concept’s Yokneam, Israel research center. Venus Concept’s ongoing research and development activities are primarily focused on improving and enhancing Venus Concept’s current technologies, products, and services, and on expanding its current product offering with the introduction of new products and expanded indications.

Venus Concept expenses all research and development costs in the periods in which they are incurred. Venus Concept expects its research and development expenses to increase in absolute dollars as it continues to invest in research, clinical studies, regulatory affairs, and development activities, but to decline as a percentage of revenue as Venus Concept’s revenue increases over time.

Finance Expenses

Finance expenses consists of interest income, interest expense and other banking charges. Interest income consists of interest earned on Venus Concept’s cash, cash equivalents and short-term bank deposits. Venus Concept expects interest income to vary depending on Venus Concept’s average investment balances and market interest rates during each reporting period. Interest expense consists of interest on long-term debt and other borrowings. The interest rate on Venus Concept’s long-term debt is fixed at 9% as of December 31, 2018 and 13% as of December 31, 2017.

Foreign Exchange Loss (Income)

Foreign currency exchange loss (income) changes reflect foreign exchange gains or losses related to the change in value of assets and liabilities denominated in currencies other than the U.S. dollar.

Income Taxes Expense

Commencing from the year 2018, Israeli companies are generally subject to income tax at the corporate tax rate of 23% (25% in 2017). However, if certain conditions are met, companies may be entitled to a reduced corporate tax rate under various programs of the Encouragement of Capital Investment Law, 5719-1959, or the Encouragement Law. Venus Concept is currently examining its eligibility to be treated as Preferred Technology Enterprise which may entitle it to a reduced tax rate of 7.5% on Venus Concept’s Preferred Technological Income as such term is defined in the Encouragement Law.

Venus Concept’s non-Israeli subsidiaries are taxed according to the tax laws in their respective jurisdictions of organization. Due to Venus Concept’s multi-jurisdictional operations, Venus Concept applies significant judgment to determine its consolidated income tax position. Venus Concept expects that the effective tax rate overall will be significantly impacted by its tax position in Israel but will also be impacted by the tax rates in jurisdictions where Venus Concept has subsidiaries.

Non-Controlling Interests

In many countries where Venus Concept has direct operations, Venus Concept has a minority shareholder. For accounting purposes, these minority partners are referred to as non-controlling interests, and Venus Concept records the non-controlling interests’ share of earnings in Venus Concept’s subsidiaries as a separate balance within shareholders’ equity in the consolidated balance sheet and consolidated statements of changes in shareholders’ equity (deficit).

Results of Operations

The following tables set forth Venus Concept’s consolidated results of operations in U.S. dollars and as a percentage of revenues for the periods indicated:

	Year Ended December 31,
	2018	2017
	(in thousands)
Consolidated Statements of Income:
Revenues:
Leases	$71,540	$65,052
Products and services	31,074	24,022

Total revenue	102,614	89,074

Cost of goods sold	23,259	20,866

Gross profit	79,355	68,208

Expenses:
Selling and marketing	37,315	26,759
General and administrative	27,432	20,606
Research and development	7,047	5,678
Provision for bad debts	10,928	2,465

Total expenses	82,722	55,508

(Loss) income from operations	(3,367)	12,700
Foreign exchange loss (income)	3,266	(686)
Finance expenses	5,361	5,503

(Loss) income before income taxes	(11,994)	7,883

Income taxes expense	2,215	479

Net (loss) income	$(14,209)	$7,404

Net (loss) income attributable to Venus Concept	(14,959)	5,726
Net (loss) income attributable to the non-controlling interest	750	1,678

Net (loss) income	$(14,209)	$7,404

As a % of revenue:
Revenues	100.0%	100.0%
Cost of goods sold	22.7	23.4

Gross profit	77.3	76.6

Operating expenses:
Selling and marketing	36.4	30.0
General and administrative	26.7	23.1
Research and development	6.9	6.4
Provision for bad debts	10.6	2.8

Total operating expenses	80.6	62.3

(Loss) income from operations	(3.3)	14.3
Foreign exchange (gain) loss	3.2	(0.8)
Finance expenses	5.2	6.2

(Loss) income before income taxes	(11.7)	8.9

The following tables set forth Venus Concept’s revenue by region and by product type for the periods indicated:

	Year Ended December 31,
	2018	2017
	(in thousands)
Revenues by region:
United States	$46,311	$42,759
Israel	3,481	5,440
International	52,822	40,875

Total revenue	102,614	89,074

	Year Ended December 31,
	2018	2017
	(in thousands)
Revenues by product:
Subscription—Systems	$71,540	$65,052
Products—Systems	23,454	19,878
Products—Other (1)	4,412	3,709
Services (2)	3,208	435

Total revenue	102,614	89,074

(1)	Other products include Venus Concept’s Venus Skin and hair products, and other consumables.
(2)	Services includes NeoGrafter technician services, 2two5 ad agency services and extended warranty sales.

Comparison of the Years Ended December 31, 2018 and 2017

Revenues

	Year Ended December 31,
	2018		2017		Change
	$	% of Total	$	% of Total	$	%
Revenue:
Subscription—Systems	71,540	69.7	65,052	73.0	6,488	10.0
Products—Systems	23,454	22.9	19,878	22.3	3,576	18.0
Products—Other	4,412	4.3	3,709	4.2	703	19.0
Services	3,208	3.1	435	0.5	2,773	637.5

Total	102,614	100.0	89,074	100.0	13,540	15.2

Revenues increased by $13.5 million, or 15.2%, to $102.6 million in 2018 from $89.1 million in 2017 driven by systems and other product sales as a result of international driven sales expansion. The increase in revenue was a result of increased revenue in the United States of $3.5 million and increased revenue in international markets of $11.9 million, partially offset by a decrease in revenue in Israel of $1.9 million. The increase in revenue in the United States was driven by Venus Concept’s continued investment in selling and marketing and the acquisition of NeoGraft in the first quarter of 2018, partially offset by lower system sales in Venus Concept’s national accounts channel. The increase in revenue in international markets is largely due to Venus Concept’s expanded direct sales presence in Latin America and Asia.

Venus Concept sold an aggregate of 2,080 systems in 2018 compared to 1,873 in 2017. The percentage of systems revenue derived from Venus Concept’s subscription model was approximately 75% in 2018 compared to 77% in 2017.

Other product revenue increased by $0.7 million, or 19.0%, to $4.4 million in 2018 from $3.7 million in 2017. The increase was driven by Venus Concept’s expanded direct sales presence in Latin America and Asia and additional consumables sales-related to increased systems sales.

Services revenue increased by $2.8 million, or 637.5%, to $3.2 million in 2018 from $0.4 million in 2017. This increase was driven by the addition of the NeoGrafter technician services as part of the NeoGraft acquisition and Venus Concept’s new 2two5 ad agency services that commenced operation in the second quarter of 2018.

Cost of Goods Sold and Gross Profit

Cost of goods sold increased by $2.4 million, or 11.5%, to $23.3 million in 2018 from $20.9 million in 2017. Gross profit increased by $11.2 million, or 16.4%, to $79.4 million in 2018, as compared to $68.2 million in 2017. Gross profit as a percentage of revenue was 77.3% in 2018 compared to 76.6% in 2017. The increase in gross profit is primarily related to the increased percentage of direct sales which generate higher average selling prices as compared to distributor sales.

Operating Expenses

	Year Ended December 31,
	2018		2017		Change
	$	% of Revenues	$	% of Revenues	$	%
Operating expenses:
Selling and marketing	37,315	36.4	26,759	30.0	10,556	39.4
General and administrative	27,432	26.7	20,606	23.1	6,826	33.1
Research and development	7,047	6.9	5,678	6.4	1,369	24.1
Provision for bad debts	10,928	10.6	2,465	2.8	8,463	343.3

Total operating expenses	82,722	80.6	55,508	62.3	27,214	49.0

Selling and Marketing. Selling and marketing expenses increased by 39.4% in 2018 compared to 2017. This increase was primarily due to a continued increase in sales headcount, and related travel and marketing expenditures. The sales headcount increase was a result of an increase in Venus Concept’s direct sales presence in Asia Pacific and Latin America and the acquisition of NeoGraft in the first quarter of 2018. As a percentage of total revenues, Venus Concept’s selling and marketing expenses increased from 30.0% in 2017 to 36.4% in 2018. Venus Concept expects selling and marketing expenses to decrease as a percentage of sales in the future as it continues to penetrate the large countries in most regions.

General and Administrative. General and administrative expenses increased by 33.1% in 2018 compared to 2017, reflecting continued investment in corporate infrastructure including expanded infrastructure in Asia

Pacific, Latin America and Europe, the related general and administrative expenses resulting from the NeoGraft acquisition and a significant increase in bad debt expense as described below. Increases in headcount were necessary to support increased activity across all areas of Venus Concept’s business. Non-recurring expenses included approximately $2.3 million paid in the fourth quarter of 2018 for professional fees related to a transaction that was not completed. As a percentage of Venus Concept’s total revenues, general and administrative expenses in 2018 increased to 26.7% from 23.1% in 2017. Excluding the non-recurring items, general and administrative expenses were 25.0% of Venus Concept’s total revenues in 2018.

Research and Development. Research and development expenses increased by 24.1% in 2018 compared to 2017. This increase related primarily to an increase in the development of new products, clinical trials and regulatory certification for numerous products including Venus Heal, Venus Velocity, NeoGraft, Venus Fiore and Venus Bliss. As a percentage of total revenues, Venus Concept’s research and development expenses increased from 6.4% in 2017 to 6.9% in 2018.

Provision for Bad Debts. The provision for bad debts expense increased by 343.3% in 2018 compared to 2017. The increase related primarily to one large chain account customer filing for Chapter 11 bankruptcy protection, resulting in a provision of $8.3 million for the year ended December 31, 2018. There were no system sales made to this chain account in 2018. Excluding this write-off, bad debt expense as a percentage of revenue remained consistent with prior years. As a percentage of total revenues, Venues Concept’s provision for bad debt expense increased from 2.8% in 2017 to 10.6% in 2018.

Foreign exchange loss (income). Venus Concept had a foreign exchange gain of $0.7 million in 2017 and a foreign exchange loss of $3.3 million in 2018. The loss in 2018 is driven mainly by unrealized losses from accounts receivable balances denominated in currencies other than the US dollar. Venus Concept generally does not hedge against foreign currency risk.

Finance Expenses. Finance expenses decreased by $0.1 million to $5.4 million from $5.5 million. This decrease was the result of the amended loan agreement signed with Madryn Health Partners, LP on August 14, 2018. The amended loan agreement reduced the interest rate on the loan to 9% from 13%, while providing an additional $35 million in potential borrowings.

Income Taxes Expense. Income taxes expense increased from $0.5 million in 2017 to $2.2 million in 2018. This increase resulted from the recognition of deferred tax liabilities created from Venus Concept’s subscription business. In certain jurisdictions, a temporary difference is created on the sale of systems under subscription agreements between the present value of the contract for accounting purposes and the taxability of the income when instalments on that subscription are billed and paid.

Liquidity and Capital Resources

Venus Concept had $6.8 million of cash and cash equivalents as of December 31, 2018. Venus Concept has funded its operations with cash generated from operating activities, through the sale of equity securities to investors in private placements and through debt financing. During 2018, Venus Concept raised $6.9 million from the sale of preferred shares to existing investors that was used to fund the NeoGraft acquisition, and Venus Concept refinanced its long-term debt yielding incremental proceeds of $15.0 million used to fund working capital. During 2017, Venus Concept raised $36.3 million through private placements of securities used to fund Venus Concept’s operations and working capital.

Venus Concept’s working capital requirements reflect the growth of its business, in particular, the shift from a traditional sales model to its subscription model. Working capital is primarily impacted by growth in Venus Concept’s subscription sales which also impacts accounts receivable. Venus Concept’s overall growth also requires higher inventory levels to meet demand and to accommodate the increased number of technology platforms offered. Venus Concept had split of subscription sales revenue to traditional sales revenue at a ratio of approximately 75:25 in 2018.

Venus Concept also requires modest funding for capital expenditures. Venus Concept’s capital expenditures relate primarily to its research and development facilities in Yokneam, Israel. In addition, Venus Concept’s capital investments have included improvements and expansion of its subsidiary operations to support Venus Concept’s growth.

Madryn Loan Agreement

On October 11, 2016, Venus Concept entered into a loan agreement with Madryn Health Partners, LP as administrative agent and certain of its affiliates as lenders, collectively, Madryn, which was amended on August 14, 2018. The loan agreement, as amended, is comprised of three committed tranches and one uncommitted tranche of debt totaling $70.0 million. The term A-1 commitment is $35.0 million, the term A-2 commitment is $15.0 million, the term B commitment is $10.0 million, and the uncommitted term C tranche may be funded at Madryn’s discretion in an amount not to exceed $10.0 million.

In connection with the Madryn loan agreement, Venus Concept issued three 10-year warrants to funds affiliated with Madryn. As of December 31, 2018, the Madryn funds held warrants to purchase 150,000 ordinary shares at a price of $5.0604 per share, 150,000 Series B preferred shares at a price of $5.0604 per share, and 12,000 Series C preferred shares at a price of $5.0604 per share.

Effective August 14, 2018, interest on the Madryn loan agreement is 9%, payable quarterly. Previously, interest was payable quarterly, at Venus Concept’s option, as follows: cash interest at 9% during the interest only period, which was 3-years or 12 payments after closing, plus an additional 4%, paid in kind, or PIK. PIK interest could be paid in cash or added to the principal amount of the loan at Venus Concept’s option.

On the 24th payment date following the closing date, December 31, 2022, the aggregate outstanding principal amount of the loans, together with any accrued and unpaid interest thereon and all other amounts due and owing under the loan agreement will become due and payable in full.

The loans are collateralized by substantially all the assets of Venus Concept and certain of its subsidiaries and are subject to certain revenue and liquidity covenants. The covenants require that Venus Concept and its subsidiaries, on a consolidated basis, achieve (i) minimum reported revenue targets for any four consecutive fiscal quarter period of an amount equal to the greater of (A) $100.0 million and (B) one hundred and fifty percent (150%) of the aggregate outstanding amount of the loans as of the last day of such four consecutive fiscal quarter period, (ii) minimum levels of cash held in deposit accounts controlled by Madryn to be no less than $2.0 million and (iii) minimum levels of cash held in all deposit accounts, plus availability under the City National Bank of Florida (“CNB”) credit facility, to be no less than $5.0 million. As of March 31, 2019 and December 31, 2018, Venus Concept was in compliance with these revenue and liquidity covenants, however, as of June 30, 2019, Venus Concept was not in compliance with the minimum liquidity covenant and did not make a required interest payment due June 28, 2019 until July 10, 2019. Venus Concept received a letter from Madryn on July 5, 2019 stating that an event of default existed as a result of Venus Concept’s failure to timely pay the interest payment due June 28, 2019. On July 26, 2019, Venus Concept and Madryn executed a waiver and amendment to the Madryn loan agreement pursuant to which, Madryn lowered the liquidity covenant from $2.0 million to $0.2 million through the earlier of August 30, 2019 or the time Venus Concept raised $21.0 million in additional equity. Madryn waived the existing events of default.

Subsequent to the July 2019 amendment, if all or any portion of the loans under the Madryn loan agreement are prepaid, then a prepayment premium is due, equal to: (i) 8.00% of the loans prepaid if prepaid on or prior to August 31, 2019, (ii) 6.50% if prepaid after August 31, 2019 but on or prior to August 31, 2020, (iii) 5.00% if prepaid after August 31, 2020 but on or prior to February 28, 2021, (iv) 4.00% if prepaid after February 28, 2021 but on or prior to August 31, 2021, (v) 3.00% if prepaid after August 31, 2021 but on or prior to February 28, 2022, and (vi) 2.00% if prepaid after February 28, 2022.

As of September 30, 2019, Venus Concept was in compliance with its covenants. We have not yet completed our assessment as of December 31, 2019.

CNB Credit Facility

Venus Concept also has an agreement with City National Bank of Florida, or CNB, whereby CNB agreed to provide a revolving credit facility to certain of Venus Concept’s subsidiaries in the maximum principal amount of $7.5 million, to be used to finance working capital requirements. As of December 31, 2018, Venus Concept had $5.7 million outstanding under the credit facility which bears interest at LIBOR plus 3.25%. As of December 31, 2017, Venus Concept did not have anything outstanding under the credit facility.

The CNB credit facility contains various covenants that limit Venus Concept’s and its subsidiaries’ ability to engage in specified types of transactions. Subject to limited exceptions, these covenants limit Venus Concept’s ability, without CNB’s consent, to, among other things, sell, lease, transfer, exclusively license or dispose of Venus Concept’s assets, incur, create or permit to exist additional indebtedness, or liens, to make dividends and certain other restricted payments, and to make certain changes to its management and/or ownership structure. In addition, the CNB credit facility contains certain covenants that require Venus Concept subsidiary obligors to achieve certain minimum account balances, or a minimum debt service coverage ratio and a maximum total liability to tangible net worth ratio. If Venus Concept subsidiary obligors fail to comply with these covenants, it will result in a default and require Venus Concept and Venus Concept subsidiary obligors to repay all outstanding principal amounts and accrued interest.

As of March 31, 2019, Venus Concept was not in compliance with the minimum debt service coverage ratio of its credit facility with CNB. In June 2019, Venus Concept received a waiver removing the requirement to meet the minimum debt service coverage ratio for the period ended March 31, 2019. In July 2019, Venus Concept received a waiver removing the requirement to meet the minimum debt service coverage ratio for the period ended June 30, 2019 and that future periods would not be measured until August 30, 2019. As of September 30, 2019, Venus Concept was not in compliance with the minimum debt service coverage ratio under its credit facility with CNB. On October 30, 2019, CNB amended the minimum debt service coverage ratio covenant calculation, reaffirmed its prior waiver for June 30, 2019 and provided Venus Concept with a waiver removing the requirement to meet the minimum debt service coverage ratio as of September 30, 2019.

As of September 30, 2019, Venus Concept was in compliance with its covenants. We have not yet completed our assessment as of December 31, 2019.

In the event of a default, if Venus Concept and Venus Concept subsidiary obligors are unable to repay all outstanding amounts, CNB may foreclose on the collateral granted to it to collateralize the indebtedness, which includes the enforcement of the CNB Guaranty, which will significantly affect Venus Concept’s ability to operate its business.

Cash Flows

The following table presents the major components of net cash flows for the periods presented:

	Year Ended December 31,
	2018	2017
	(in thousands)
Net cash used in operating activities	$(33,649)	$(18,880)
Net cash used in investing activities	(8,657)	(1,527)
Net cash provided by financing activities	26,495	36,034

Net (decrease) increase in cash and cash equivalents	$(9,286)	$15,627

Cash Flows from Operating Activities

In 2018, cash used in operating activities consisted of a net loss of $14.2 million and an investment in net operating assets of $34.8 million, partially offset by non-cash operating expenses of $15.4 million. The investment in net operating assets was attributable to an increase in accounts receivable of $38.2 million due to the increase in subscription sales and an increase in inventories of $6.2 million to meet higher demand and to accommodate the increased number of technology platforms offered. This was partially offset by an increase in accounts payable of $4.2 million, a decrease in deferred expenses of $1.6 million, an increase in other liabilities of $2.6 million and a net decrease in other net operating assets of $1.1 million. The non-cash operating expenses consisted mainly of stock-based compensation of $1.3 million, depreciation and amortization of $1.3 million, capitalized interest of $0.9 million, and a provision for bad debts of $10.3 million.

In 2017, cash used in operating activities consisted of net income of $7.4 million and non-cash operating expenses of $6.9 million, offset by an investment in net operating assets of $33.2 million. The non-cash operating expenses consisted mainly of stock-based compensation of $0.9 million, depreciation and amortization of $0.7 million, capitalized interest of $1.5 million, a provision for bad debts of $2.5 million and deferred tax expense of $1.2 million. The investment in net operating assets was attributable to an increase in accounts receivable of $39.8 million due to the increase in subscription sales, partially offset by an increase in unearned revenue of $3.4 million and a net decrease in other net operating assets of $3.1 million.

Cash Flows from Investing Activities

In 2018, cash used in investing activities consisted of $1.2 million for the purchase of property and equipment and $7.5 million for the acquisition of NeoGraft.

In 2017, cash used in investing activities related to the purchase of property and equipment of $1.5 million.

Cash Flows from Financing Activities

In 2018, the cash from financing activities consisted of net proceeds from the issuance of shares of $6.9 million, issuance of long-term debt of $15.0 million, $5.7 million in drawings on the credit facility and proceeds on the exercise of stock option of $0.2 million, offset by the $0.5 million of cash used to acquire the non-controlling interest in two subsidiaries and $0.8 million of financing fees.

In 2017, cash from financing activities consisted of net proceeds from the issuance of shares of $36.3 million offset by $0.3 million in financing fees.

Contractual Obligations and Commitments

Venus Concept’s premises and those of its subsidiaries are leased under various operating lease agreements, which expire on various dates.

The most current information available is as of September 30, 2019. As of September 30, 2019, Venus Concept has non-cancellable purchase orders placed with Venus Concept’s contract manufacturers in the amount of $6.3 million. In addition, as of September 30, 2019, Venus Concept had $0.6 million of open purchase orders that can be cancelled with 90 days’ notice, except for a portion equal to 15% of the total amount representing the purchase of “long lead items.”

The following table summarizes the Company’s contractual obligations as of September 30, 2019 :

	Less than 1 year	1 to 3-years	3 to 5 years	More than 5 years	Total
	(in thousands)
Debt obligations, including interest	$5,643	$11,286	$64,111	$—	$81,040
Operating leases	855	1,259	831	1,531	4,476
Purchase commitments	6,404	—	—	—	6,404

Total contractual obligations	12,902	12,545	64,942	1,531	91,920

Off-Balance Sheet Arrangements

Venus Concept did not have during the periods presented, and does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

Venus Concept is exposed to market risks in the ordinary course of its business. These risks include interest rate fluctuations, inflation and foreign currency exchange risk.

Interest Rate Fluctuations

Venus Concept’s investments include cash and cash equivalents, which consist of cash accounts, and are held for working capital purposes. Venus Concept had cash and cash equivalents of approximately $6.8 million and $20.2 million as of December 31, 2018 and 2017, respectively. The primary objective of Venus Concept’s investment activities is to preserve principal without significantly increasing risk. Venus Concept does not enter into investments for trading or speculative purposes, and all of Venus Concept’s cash accounts are held in low interest rate cash accounts. Venus Concept’s long-term debt bears interest at a fixed rate of 9% and the credit facility bears interest at a variable rate of LIBOR plus 3.25%. Venus Concept does not invest in any instruments to manage its interest rate risk. Although the credit facility interest rates may fluctuate, Venus Concept does not expect its operating results or cash flows to be materially affected to any degree by a sudden change in market interest rates.

Inflation

Venus Concept does not believe that inflation has had a material effect on its business, financial condition, or results of operations. If Venus Concept’s costs were to become subject to significant inflationary pressures, Venus Concept may not be able to fully offset such higher costs through price increases. Venus Concept’s inability or failure to do so could harm its business, financial condition, and its results of operations.

Foreign Currency Exchange Risk

Venus Concept’s functional currency for selling products and services and its financial reporting currency is the U.S. dollar. During the year ended December 31, 2018, approximately 49% of Venus Concept’s revenues were denominated in U.S. dollars, 10% in Canadian dollars and the balance in a mixture of currencies. In addition, during the year ended December 31, 2018, approximately 36%, respectively, of Venus Concept’s operating expenses were incurred in U.S. dollars, 32% in Israeli shekels and 14% in Canadian dollars. Venus Concept’s Israeli operating expenses consisted primarily of salaries and overhead for Venus Concept’s research and development and general and administrative operations in Israel.

A 10% increase or decrease in the value of the NIS against the U.S. dollar would have decreased or increased Venus Concept’s net loss by approximately $3.2 million in the year ended December 31, 2018.

For purposes of Venus Concept’s consolidated financial statements, local currency assets and liabilities are translated at the rate of exchange to the U.S. dollar on the balance sheet date and local currency revenues and expenses are translated at the exchange rate at the date of the transaction or the average exchange rate during the reporting period to the U.S. dollar.

Venus Concept generally does not hedge against foreign currency exchange risk.

Internal Control Over Financial Reporting

As a private company, Venus Concept has not historically prepared public company level financial statements. In connection with the audit of its consolidated financial statements, it has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Venus Concept has experienced significant global expansion of operations and revenue growth. As this has occurred, the Company has increased the number of personnel in the organization and specifically in its financial reporting team. Despite this progress, Venus Concept identified control deficiencies in aggregate that constitute material weaknesses in the five components of internal control as defined by COSO 2013 (control environment, risk assessment, control activities, information and communication, and monitoring). In particular, compared to public company level processes and standards, Venus Concept did not have in place an effective control environment with formal processes and procedures and an adequate number of accounting personnel with the appropriate technical training in, and experience with, U.S. GAAP to allow for a detailed review of accounting transactions that would identify errors in a timely manner. Furthermore, given the growth of the Company, Venus Concept had not adopted and implemented technology solutions that would automate lessor accounting processes and enable the accurate and timely preparation of financial statements. Finally, the Company did not design or maintain effective controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with US GAAP.

Venus Concept took steps to address these material weaknesses and continue to develop and implement its remediation plan, which it believes will address their underlying causes. Set forth below is a summary of the remediation plan that Venus Concept has designed and is in process of implementing to address the material weaknesses and strengthen its overall financial control environment.

•	Venus Concept performed a formal evaluation of key business process internal controls;

•	Management developed a formal plan of internal controls assessment and testing, which was approved by Venus Concept’s Audit Committee;

•

Venus Concept has added personnel to the accounting and financial department with experience in GAAP and SEC financial reporting requirements, implementing accounting systems, developing and implementing internal and external financial reporting systems, as well as compliance, internal controls and enterprise risk management;

•	Venus Concept is in the process of implementing a new software program to automate lease accounting;

•

Venus Concept has also engaged an independent consulting firm which has extensive experience in SEC reporting, internal controls, and compliance and has been involved in addressing the areas identified in the material weakness disclosure in the registration statement and which has been assisting in the implementation of the remediation plan; and

•	Venus Concept recently hired a manager of internal audit and compliance.

Venus Concept intends to continue further enhancing its design and implementation of the processes described above and as Venus Concept continues to evaluate and work to improve its internal control over financial reporting, additional measures may be taken to address these control deficiencies or modify the remediation plan described above.

These remediation measures may be time consuming, costly, and might place significant demands on our financial and operational resources. Although Venus Concept has made enhancements to its control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Venus Concept does not know the specific time frame needed to fully remediate the material weaknesses identified.

Critical Accounting Policies and Estimates

Venus Concept’s condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of Venus Concept’s consolidated financial statements requires management to make estimates, assumptions, and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the applicable periods. Management bases its estimates, assumptions, and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of Venus Concept’s consolidated financial statements, which, in turn, could materially change Venus Concept’s results from those reported. Management evaluates its estimates, assumptions, and judgments on an ongoing basis. Historically, Venus

Concept’s critical accounting estimates have not differed materially from actual results. However, if Venus Concept’s assumptions change, it may need to revise its estimates, or take other corrective actions, either of which may also have a material adverse effect on Venus Concept’s statements of operations, liquidity, and financial condition.

Venus Concept believes the following critical accounting policies involve significant areas where management applies judgments and estimates in the preparation of Venus Concept’s consolidated financial statements.

Revenue Recognition

(i)	Subscription revenue

Many of Venus Concept’s products are sold under subscription contracts with title passing to the customer at the end of the contract term. The subscription contracts include an initial up-front fee followed by monthly installments typically over a period of 36 months. In accordance with ASC 840 Leases, these arrangements are considered to be sales-type leases, where the present value of all cash flows to be received within the arrangement is recognized upon shipment to the customer and achievement of the required revenue recognition criteria.

When management determines that collection of future minimum contractual payments cannot be reasonably assured at the inception of a subscription contract, these contracts are classified as operating leases, where revenue is recognized on a straight-line basis over the term of the lease.

(ii)	Other products and services

For products (systems and other products) and service not sold through subscription contracts, Venus recognizes revenue in accordance with the accounting guidance for ASC 605-25, Revenue Arrangements with Multiple Deliverables, which requires that the following four criteria be met in order to recognize revenue:

•	persuasive evidence of an agreement with a customer exists;

•	delivery has occurred or services have been rendered;

•	the fees for the arrangement are fixed or determinable; and

•	collectability is reasonably assured.

Venus Concept recognizes revenues from products sold to end-customers when title and risk of ownership has been transferred which usually occurs upon shipment to the end customer. Venus Concept does not grant rights of return to its end-customers.

Venus Concept’s products sold through arrangements with distributors are non-refundable, non-returnable and without any rights of price protection. Accordingly, Venus Concept considers distributors as end-customers.

In respect of sales of systems with installation and training, in accordance with (ASC) ASC 605, Venus Concept has concluded that its arrangements are generally consistent with the indicators suggesting that installation and training are not essential to the functionality of Venus Concept’s systems. Accordingly, installation and training are considered inconsequential and perfunctory relative to the system, and therefore Venus Concept recognizes revenue for the system, installation and training upon shipment to the customer once all other revenue recognition criteria have been met.

Long-term receivables

Long-term receivables relate to Venus Concept’s subscription revenue or contracts which stipulate payment terms which exceed one year. They are comprised of the unpaid principal balance, plus accrued interest, net of the allowance for credit losses. These receivables have been discounted based on the implicit interest rate in the subscription lease which range between 8% to 9% for the year ended December 31, 2018 and 10% to 14% for the year ended December 31, 2017. Unearned interest revenue represents the interest only portion of the respective subscription payments and will be recognized in income over the respective payment term as it is earned.

Allowance for doubtful accounts

The allowance for doubtful accounts is based on Venus Concept’s assessment of the collectability of customer accounts and the aging of the related invoices and represents Venus Concept’s best estimate of probable credit losses in its existing trade accounts receivable. Venus Concept regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay.

Warranty accrual

Venus Concept generally warranties the majority of its systems against defects for up to three years. The warranty period begins upon shipment and Venus Concept records a liability for accrued warranty costs at the time of sale of a system, which consists of the remaining warranty on systems sold based on historical warranty costs and management’s estimates. Venus Concept periodically assesses the adequacy of Venus Concept’s recorded warranty liabilities and adjust the amounts thereof as necessary. Venus Concept must exercise judgment in estimating its expected system warranty costs. If actual system failure rates, freight, material, technical support and labor costs differ from Venus Concept’s estimates, Venus Concept will be required to revise its estimated warranty liability. To date, Venus Concept’s warranty reserve has been sufficient to satisfy warranty claims paid.

Stock-Based Compensation

Option Valuations

Venus Concept recognizes compensation costs related to stock-based awards granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. Venus Concept estimates the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.

The Black-Scholes option pricing model requires the use of subjective and complex assumptions which determine the fair value of stock-based awards as follows:

Expected term. The expected term represents the period that Venus Concept’s stock-based awards are expected to be outstanding and was primarily determined using the simplified method in accordance with guidance provided by the SEC. For option grants considered to be “plain vanilla,” the simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

Expected volatility. The expected volatility is derived from historical volatilities of several unrelated public companies that are deemed to be comparable to Venus Concept’s business because Venus Concept has limited information on the volatility of Venus Concept’s common stock since Venus Concept has no trading history. When making the selections of Venus Concept’s industry peer companies to be used in the volatility calculation, Venus Concept considered the size, operational and economic similarities to Venus Concept’s principal business operations. The early exercise multiple was based on data of comparable companies.

Risk-free interest rate. The risk-free interest rate assumption is derived from the interest curve for United States government bonds for periods corresponding to the life term of the option on the grant date.

Expected dividend rate. The expected dividend was assumed to be zero as Venus Concept has no current plans to pay dividends.

Expected forfeiture rates. Venus Concept accounts for forfeitures as they occur.

Fair Value of Venus Concept’s ordinary shares. Because Venus Concept’s shares are not publicly traded, Venus Concept must estimate the fair value of ordinary shares. Venus Concept uses the price per share in its latest sale of securities as an estimate of the fair value of Venus Concept’s ordinary shares.

Financial statements in U.S. dollars

Venus Concept’s management believes that the U.S. dollar is the currency in the primary economic environment in which Venus Concept operates. The U.S. dollar is the most significant currency in which Venus Concept’s revenues are generated, and Venus Concept’s costs are incurred. In addition, Venus Concept’s debt and equity financings are generally based in U.S. dollars. Thus, Venus Concept’s functional currency, and that of its subsidiaries, is the U.S. dollar.

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances are re-measured into U.S. dollars in accordance with the principles set forth in ASC 830-10 “Foreign Currency Translation”. All exchange gains and losses from re-measurement of monetary balance sheet items resulting from transactions in non-U.S. dollar currencies are recorded as foreign exchange loss (income) in the consolidated statement of operations as they arise.

Income Taxes

Venus Concept follows the deferred income taxes method of accounting for income taxes. Under this method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying values of accounts and their respective income tax basis. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years during which the temporary differences are expected to be realized or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized. Venus Concept evaluates tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a “more likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more likely-than-not” threshold are not permitted to be recognized in the consolidated financial statements. Although Venus Concept believes that its estimates are reasonable and that Venus Concept has considered future taxable income and ongoing prudent and feasible tax strategies in estimating Venus Concept’s tax outcome, there is no assurance that the final tax outcome will not be different than those which are reflected in Venus Concept’s historical income tax provisions and deferred income tax assets and liabilities. Such differences could have a material effect on Venus Concept’s income tax provision, net income and cash balances in the period in which such determination is made.

Recent Accounting Pronouncements

Accounting pronouncements recently adopted

On January 1, 2018, the Company adopted ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Previously, U.S. GAAP prohibited the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This prohibition on recognition was an exception to the principle of comprehensive recognition of current and deferred income taxes under U.S. GAAP. The amendment to the guidance eliminated the exception for an intra-entity transfer of an asset other than inventory and required an entity to recognize the income tax consequences when the transfer occurs. Prior periods were not retrospectively adjusted. The adoption of the ASU did not have an impact on the consolidated financial statements.

In May 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-09 (Topic 718) Compensation—Stock Compensation: Scope of Modification Accounting, which provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. The new standard is effective on a prospective basis for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company adopted this ASU on a prospective basis on January 1, 2018. The adoption of the ASU did not have a material impact on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, or ASU 2016-09. ASU 2016-09 simplifies the accounting and reporting of share-based payment transactions, including adjustments to how excess tax benefits and payments for tax withholdings should be classified and provides the election to eliminate the estimate for forfeitures. This standard is effective for annual reporting periods beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for any entity in any interim or annual period for which financial statements have not been issued or made available for issuance. The Company adopted this ASU on a prospective basis on January 1, 2017. The adoption of the ASU did not have a material impact on the consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18 (Topic 230) Statement of Cash Flow: Restricted Cash, which provides guidance on the classification of restricted cash to be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts on the statement of cash flows. The amendments of this ASU are effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The standard must be applied retrospectively to all periods presented. The Company adopted this standard on January 1, 2018 and the adoption did not have an impact on its consolidated financial statements.

In January 2017, the Company adopted ASU 2015-11 Simplifying the Measurement of Inventory. The guidance requires that inventory that is measured on a first-in-first-out (“FIFO”) or average cost basis be measured at lower of cost and net realizable value, as opposed to the lower of cost or market. The Company applied this guidance prospectively on January 1, 2017 and the adoption did not cause a material impact of the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The FASB subsequently issued the following amendments to ASU No. 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.

The main provisions of Topic 606 require the identification of performance obligations within a contract and require the recognition of revenue based on a stand-alone allocation of contract revenue to each performance obligation. Performance obligations may be satisfied and revenue recognized over a period of time if: 1) the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs, or 2) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or 3) the entity’s performance does not create an asset with an alternative use to the entity, and the entity has an enforceable right to payment for performance completed to date. For public entities the amendments of the update are effective for annual reporting periods beginning after December 15, 2017 including interim periods within that reporting period. The Company adopted the standard as of January 1, 2019, using the modified retrospective method. Under this method, the Company applied the Topic 606 to contracts that were not complete as of January 1, 2019 and recognized the cumulative effect of initially applying the standard as an adjustment to the opening balance of accumulated deficit.

Accounting pronouncements issued but not yet adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequently amended by ASU 2018-11, Leases (Topic 842): Targeted Improvements, ASU 2018-20, Narrow-Scope Improvements for Lessors and ASU 2019-01, Leases (Topic 842): Codification Improvements. The guidance is intended to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and requiring more disclosures related to leasing transactions. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. The Company is in the process of determining the impact of Topic 842 on its consolidated financial statements.

As codified in ASU 2017-13, in an SEC staff announcement at the July 20, 2017 Emerging Issues Task Force (“EITF”) meeting, specifically related to public business entities (“PBEs”) that qualify as a PBE solely due to the requirement to include or the inclusion of its financial statements or financial information in another entity’s SEC filing (certain PBEs), the SEC stated that it will allow certain PBEs to elect to apply the non-PBE effective dates for the revenue recognition and lease accounting standards only. The Company has made these elections and plans to adopt the revenue recognition guidance for the annual period ending December 31, 2019 using the modified retrospective adoption method and the lease guidance for the annual period ending December 31, 2020.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40), relating to a customer’s accounting for implementation, set-up, and other upfront costs incurred in a cloud computing arrangement that is hosted by a vendor (i.e., a service contract). Under the new guidance, a customer will apply the same criteria for capitalizing implementation costs as it would for an arrangement that has a software license. The new guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense and requires additional quantitative and qualitative disclosures. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application is permitted. The Company can choose to adopt the new guidance (1) prospectively to eligible costs incurred on or after the date this guidance is first applied or (2) retrospectively. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which removes, adds and modifies certain disclosure requirements for fair value measurements in Topic 820. The Company will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, and the valuation processes of Level 3 fair value measurements. However, the Company will be required to additionally disclose the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of assumptions used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments relating to additional disclosure requirements will be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.